FOR IMMEDIATE RELEASE:   January 13, 1997
          CONTACT:                 Wendy Yang
                                   (505) 880-5321

               Santa Fe Pacific Gold Plans to Meet with Newmont;
               Merger Agreement with Homestake Remains in Effect

          Albuquerque, New Mexico -- Santa Fe Pacific Gold (NYSE:GLD) announced today that it plans to meet with Newmont Mining Corporation with respect to its proposal for a business combination with Santa Fe Pacific Gold
          (SFPG), so that any future decisions or actions are consistent with and advance the best interests of SFPG shareholders.

          SFPG noted that it is a party to a merger agreement with Homestake Mining Company and has made no determination to cease pursuing such transaction or that the Newmont proposal would be in the best interests of SFPG shareholders. SFPG stated that there can be no assurances that any particular course of action will result from SFPG's communication with Newmont.

               Santa Fe Pacific Gold is one of the largest gold mining companies in North America, with mines in Nevada and California and exploration offices and projects throughout the world. The Company's shares are traded on the New York Stock Exchange under the symbol GLD.

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